Annual Report

Cover Page

Name of issuer:

SpaceFab.US, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 1/7/2016

Physical address of issuer:

30542 Via Estoril
Laguna Niguel CA 92677

Website of issuer:

http://www.spacefab.us

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$101,744.00	$1,328.00
Cash & Cash Equivalents:	$97,516.00	$1,328.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$24,875.00	$800.00
Long-term Debt:	$164,315.00	$15,118.00
Revenues/Sales:	$250.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$800.00	$800.00
Net Income:	($56,147.00)	($17,743.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

SpaceFab.US, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Robert E. Chung	Professor of Demography	UC Berkeley	2016
Randall M. Chung	CEO	SpaceFab	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Randall M. Chung	CEO	2016
Randall M. Chung	CFO	2016
Randall M. Chung	President	2016
Randall M. Chung	Secretary	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Sean League	1000000.0 common stock	20.0
Randall M. Chung	4000000.0 common stock	80.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The shares are speculative investments which involve a substantial risk of loss.

We plan to use the funds raised in this Wefunder campaign "seed" round to complete an engineering model of our space telescope satellite. We will need to raise $2 million dollars or more, in addition to the amount raised in this Wefunder campaign "seed" round, to complete the design, manufacture and test our flight model, and then launch our first space telescope satellite. We plan to raise the additional $2 million by showing considerable progress in designing our satellite and demonstrating market interest in use of the satellite. However, we may not make enough progress to convince a venture capital firm to provide "Series A" funding. If this happens, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

We have a plan to obtain enough revenue to reach break-even within a year after we launch our satellite and it is operational. However, it is possible that there will be a rocket launch failure, and our satellite will be destroyed, which means there will be no revenue. We plan to mitigate this risk by purchasing launch insurance, which should allow us to build and launch a replacement satellite.

It is also possible that our satellite will make it into orbit, but then may not function correctly. We plan to mitigate this risk through extensive testing of our satellite, and having employees or consultants experienced in the manufacturing of satellites review our satellite design, testing, and manufacturing procedures. However, if we do not have sufficient funds remaining, or cannot raise additional funds to build and launch a replacement satellite, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

We have an agreement with a corporate partner who will provide the launch of our satellite when their own satellite launches in mid-2019, and they will also partially subsidize our launch costs. However, the agreement is non-binding and the offer might be withdrawn. If this happens, or if our satellite is not ready when their satellite launches, we will need to raise an additional Five Hundred Thousand Dollars ($500,000) or more, and find an alternate launch provider. This may delay the start of our service, increase our costs, and we will need to raise even more funding, which may not happen.

It is also possible that our revenues will be lower than we project, or our costs may be higher than we project, and we may not reach profitability before running out of money. We plan to mitigate the risk of inadequate revenue projections by having customer agreements prior to the raising of "Series A" funds. We plan to mitigate the risk of inadequate cost projections by having consultants experienced in company operations review our business plan. Despite these efforts, if we run out of money and cannot raise more funds, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

We are not aware of any patent infringement, but someone may accuse us of patent infringement in the future. If that happens, we: (a) will have to pay to defend ourselves; (b) may have to pay for a license; (c) may need to pay for a settlement; or (d) may need to redesign our system, thus increasing our costs.

Our application for a patent on our ion engine accelerator may be rejected by the U.S. Patent Office, or the technology may not work, or the advantages of the technology may not be as powerful as we expect, so our ion engine technology may not be as valuable as we project.

There is no public market for the shares being offered, and no market is expected to develop for the shares in the future. The shares are not being registered under the securities laws of any appropriate jurisdiction, but in reliance on exemptions from such registration requirements. The shares may not be resold or otherwise transferred unless the shares are later registered under the securities laws of any appropriate jurisdiction, or unless an exemption from such registration requirements is available. Accordingly, an investor may be unable to liquidate an investment in the shares and should be prepared to bear the economic risk of an investment in the shares for an indefinite period. In addition, an investor should be able to withstand the total loss of his/her/its investment.

It is our plan to launch additional space telescope satellites for use by both astronomical and Earth observation customers. However, it is possible that the astronomical market may not be as large as we project. It is also possible that the Earth observation market may be more competitive than we expect, or that our Earth observation technology may be deficient, such as having low resolution, incorrect spectral bands, or long revisit times. If our space telescope business line's revenue does not grow, we may not be able to finance and implement our asteroid mining and space manufacturing businesses, which would limit our long term business prospects.

Purchasers will not have an ownership claim to the Company or to any of its assets or revenues for an indefinite amount of time, and depending on when and how the Securities are converted, the Purchasers may never become equity holders of the Company. Purchasers will not become equity holders of the Company unless the Company receives a future round of financing great enough to trigger a conversion and the Company elects to convert the Securities. Purchasers will have no say in whether their securities are converted in any Equity Financing. In certain instances, such as a sale of the Company, an IPO or a dissolution or bankruptcy, the Purchasers may only have a right to receive cash, to the extent available, rather than equity in the Company.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	5,000,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	1,000,000

24. Describe the material terms of any indebtedness of the issuer:

Randall Chung, Chief Executive Officer and company co-founder, loaned the company $6500 in 2016, and an additional $3000 in 2017. There is a two year maturity date, and the interest rate for the loans is 3.5%. Mr. Chung has additional unreimbursed expenses of approximately $8,700 in 2016, and $10,200 in 2017. Also Sean League, Director of Spacecraft Engineering and company co-founder, has unreimbursed expenses of approximately $1380 in 2016, and $1930 in 2017. There is no maturity or interest on the unreimbursed expenses. Mr. Chung and Mr. League expect to be reimbursed for expenses and any loans to be repaid upon raising of the seed round of funding.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
3/2018	Regulation Crowdfunding	SAFE	$155,097	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Randall Chung, Chief Executive Officer and company co-founder, loaned the company $6500 in 2016, and an additional $3000 in 2017. There is a two year maturity date, and the interest rate for the loans is 3.5%. Mr. Chung has additional unreimbursed expenses of approximately $8,700 in 2016, and $10,200 in 2017. Also Sean League, Director of Spacecraft Engineering and company co-founder, has unreimbursed expenses of approximately $1380 in 2016, and $1930 in 2017. There is no maturity or interest on the unreimbursed expenses. Mr. Chung and Mr. League expect to be reimbursed for expenses and any loans to be repaid upon raising of the seed round of funding.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are designing and building the first multi-purpose commercial space telescope for Earth observation, Space Situational Awareness, and astronomy. This satellite will generate significant revenue as soon as it is launched, addressing three different markets. We plan to build and launch a constellation of these first generation imaging satellites, which will have a ground resolution of 1 meter.

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use.

We also plan to have a constellation of second generation imaging satellites which will have a ground resolution of 31 cm, matching the highest resolution imaging satellites available today. Both generations of our satellites should be substantially less expensive to build and launch than the equivalent satellites currently on the market.

We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

SpaceFab.US, Inc. was incorporated in the State of Delaware in January 2016.

Since then, we have:

- We have designed an advanced space telescope system that is immediately commercially viable and can be the first in a constellation of space telescopes for astronomy, space situational awareness, and high-resolution Earth observation.

- We have patent pending technology for an ion engine accelerator that multiplies ion engine thrust and efficiency.

- We're working with corporate partners to design and build critical optical and mechanical components.

Historical Results of Operations

Our company was organized in January 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $250 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was 100% in fiscal year 2018, compared to NA% in 2017.

- *Assets.* As of December 31, 2018, the Company had total assets of $101,744, including $97,516 in cash. As of December 31, 2017, the Company had $1,328 in total assets, including $1,328 in cash.

- *Net Loss.* The Company has had net losses of $56,147 and net losses of $17,743 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

- *Liabilities.* The Company's liabilities totaled $189,190 for the fiscal year ended December 31, 2018 and $15,918 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

After the conclusion of this Offering, ur projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SpaceFab.US, Inc. cash in hand is $69,146.93, as of April 2019. Over the last three months, revenues have averaged $9/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $5,000/month, for an average burn rate of $4,991 per month. Our intent is to be profitable in 40 months.

We have just started selling a limited number space selfie photographs, which will continue for the next several years. The space selfies will be delivered some time in 2021, when our satellite is in orbit.

In 2017, we purchased equipment and hired summer interns to do development work on our satellite. The average expense was about $7,000 per month over the eight months of 2017. We expect our 2019 expenses to drop to $5,000 per month until we raise additional funds.

We expect to sell a small amount of space selfies in 2019.

Officer will loan funds to corporation when needed in order to continue operations until Series A round closes.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.spacefab.us/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Randall M. Chung
- Robert E. Chung

Appendix E: Supporting Documents



SPACEFAB

2018 Report

Dear investors,

As soon as we raised the funds from you on the Wefunder campaign at the end of April 2018, we built a development laboratory and workshop. To make the most of the funding, we decided not to rent an office. Instead, we converted one of our garages into workspace and made use of every square foot. We hired two great interns for the summer, one intern to help us with the spacecraft mechanical design, and the other intern to help us with the laser communications circuitry. We made great progress in both those areas.

For the mechanical design, we determined that the basic structural design should withstand the 10 G launch force. We also determined where the various parts should be located within the spacecraft. For instance, the batteries can't get too cold so they should be in a warm location, while the CCD and CMOS imagers should be kept as cold as possible to reduce thermal noise. We spent a lot of time deciding where parts would go, how the electrical cables would be routed to them, how to keep the cables short, and how to arrange things for easy assembly.

The mirrors, lenses, and other optical components need to be thermally and mechanically isolated from the spacecraft walls or they could be thrown out of alignment if one side of the spacecraft is much colder or warmer than another side. We solved that problem by adding plastic sub-panels which provide thermal and mechanical isolation for the optics while adding strength to the spacecraft structure.

The optical communications circuitry uses a different approach than competing designs. It is very low cost, light weight, and still provides very good performance. As an imaging satellite, there will be a large amount of data generated each day. If we had to download the massive amount of data using radio, we would need an FCC (Federal Communications Commission) license, which is difficult and expensive to get, we'd need an expensive radio transmitter and antenna, and we'd need to use expensive ground stations to receive the radio signals. Our optical communications should be about 30 times less expensive than using radio communications.

We have been talking to potential customers and users about our imaging satellite capabilities, and we've gotten positive feedback. We have filed one patent and will be filing at least one more. We plan to have many more generations of space telescopes and still plan to do asteroid mining and exponential space manufacturing after our space telescope business is established. We thank you for investing in us and believing in us.

-- Randy Chung and Sean League, SpaceFab.US co-founders

We need your help!

We appreciate receiving your comments, questions, and advice! We will need to hire experienced aerospace, electronics, and software engineers as soon as we raise the next round of financing. We'll let you, our investors, know when we have job openings, and if you know anyone who would be good candidates, please refer them to us. Our success will depend on finding the best people for the job.

We had hoped to make significant sales of space selfies by now, but we are holding off on a big publicity push until we have raised enough money to finish the spacecraft design and to pay for the launch cost. When that happens, we'll announce a big sales campaign, and your help in promoting space selfies will be invaluable.

Sincerely,

Randall Chung
CEO/Co-Founder

Sean League
Spacecraft Design/Co-Founder

Our Mission

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use. We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

See our full profile

How did we do this year?

Report Card

A-

The Good

We have completed the bulk of the spacecraft mechanical design, verifying that everything will fit.

We built, tested, and verified the operation of the optical communication prototype.

We worked with our corporate partner to design the main telescope optics.

The Bad

Design of the main data processing board is taking longer than expected. We will need to hire an engineer to finish the design.

Software development is taking longer than expected. We will need to hire several software and system engineers to finish it.

Design of the telescope's extending light baffle is taking longer than expected. We may need to hire a consultant to assist us.

2018 At a Glance

January 1 to December 31

$250
Revenue

-$56,147
Net Loss

$24,875 +30X
Short Term Debt

$169,397
Raised in 2017

$69,147
Cash on Hand
As of 04/27/19

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are designing and building the first multi-purpose commercial space telescope for Earth observation, Space Situational Awareness, and astronomy. This satellite will generate significant revenue as soon as it is launched, addressing three different markets. We plan to build and launch a constellation of these first generation imaging satellites, which will have a ground resolution of 1 meter.

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use.

We also plan to have a constellation of second generation imaging satellites which will have a ground resolution of 31 cm, matching the highest resolution imaging satellites available today. Both generations of our satellites should be substantially less expensive to build and launch than the equivalent satellites currently on the market.

We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

SpaceFab.US, Inc. was incorporated in the State of Delaware in January 2016.

Since then, we have:

- We have designed an advanced space telescope system that is immediately commercially viable and can be the first in a constellation of space telescopes for astronomy, space situational awareness, and high-resolution Earth observation.
- We have patent pending technology for an ion engine accelerator that multiplies ion engine thrust and efficiency.
- We're working with corporate partners to design and build critical optical and mechanical components.

Historical Results of Operations

Our company was organized in January 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $250 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was 100% in fiscal year 2018, compared to NA% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $101,744, including $97,516 in cash. As of December 31, 2017, the Company had $1,328 in total assets, including $1,328 in cash.
- *Net Loss.* The Company has had net losses of $56,147 and net losses of $17,743 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $189,190 for the fiscal year ended December 31, 2018 and $15,918 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

After the conclusion of this Offering, ur projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SpaceFab.US, Inc. cash in hand is $69,146.93, as of April 2019. Over the last three months, revenues have averaged $9/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $5,000/month, for an average burn rate of $4,991 per month. Our intent is to be profitable in 40 months.

We have just started selling a limited number space selfie photographs, which will continue for the next several years. The space selfies will be delivered some time in 2021, when our satellite is in orbit.

In 2017, we purchased equipment and hired summer interns to do development work on our satellite. The average expense was about $7,000 per month over the eight months of 2017. We expect our 2019 expenses to drop to $5,000 per month until we raise additional funds.

We expect to sell a small amount of space selfies in 2019.

Officer will loan funds to corporation when needed in order to continue operations until Series A round closes.

Net Margin: -22,459%

Gross Margin: 100%

Return on Assets: -55%

Earnings per Share: -$11,229.40

Revenue per Employee: $125

Cash to Assets: 96%

Revenue to Receivables: ~

Debt Ratio: 186%

SpaceFab.US__Inc-FS-12-31-16.pdf

SpaceFab.US__Inc-Financial_Statement_2017_-_Preliminary.pdf

SpaceFab.US_Inc_-_Financial_Statement_2018.pdf

We ❤ Our
187 Investors

Thank You For Believing In Us

Yen Choi
George League
George League
Yen Choi
Meng Zhang
Annabelle Esmane
Fabrizio Zampieri
Thomas Beck
Arie Baratz
Eric Ramey
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Heather League
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John Jenks
Steve Brady
Gary Thompson
Tan Quan Nguyen
Peter Britka
Ron Nelson
Simon Skowronski
Nixon Augustin
Robert Fryer
Marina REZNIKOVA
Ben Dixon
Ross Beckman
Ken Hobbs
Stephen W. Houghton
Robert Perry Weissburg
Paquale De Santis
Charles Phillips
Steve Cantrell
Esteban Montanez
Michael Gibson
Susan Parker
Francesco Gitti
Gaylord Fines
James Watson
Tim Morrill
Pelayo F Fernandez
Blake Estes
Soner Yildirimtekin
Cameron McCord
Adam Kerr
Mano Dracolakis
Minxi Xu
Miguel Cruz
Diana Fickas
Derryl J Woodberry
Alan J Sanchez
Christopher Johnson
Allison Clark
Michael McClintic
David Brown
Ian Lauer
Lars Hedbor
John Anthony Codera
David Hanson
Daniel Kaasikas
H. Wyatt Hanna, III
Jan Capetanopulos Haba...
David Smith
Brian Augenstein
David Jacobitz
Mick Hall
Matthew Wolski
Theresa Weatherly
Robert Allen Mason
Roderick Lew Gallardy
Chris Hendren
Sophia Reyes
Courtney Mongeau
Moonshot Fund

Thank You!

From the SpaceFab Team



Randall Chung
CEO/Co-Founder



Sean League
Spacecraft Design/Co-Founder



Richard Hedrick
SpaceFab Advisor,
Planewave Instruments
CEO



Yen Choi
SpaceFab Advisor,
Fibersat Co-founder

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Robert E. Chung	Professor of Demography @ UC Berkeley	2016
Randall M. Chung	CEO @ SpaceFab	2016

Officers

OFFICER	TITLE	JOINED
Randall M. Chung	CEO, CFO, President, Secretary	2016

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Sean League	1,000,000 common stock	20.0%
Randall M. Chung	4,000,000 common stock	80.0%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

Randall Chung, Chief Executive Officer and company co-founder, loaned the company $6500 in 2016, and an additional $3000 in 2017. There is a two year maturity date, and the interest rate for the loans is 3.5%. Mr. Chung has additional unreimbursed expenses of approximately $8,700 in 2016, and $10,200 in 2017. Also Sean League, Director of Spacecraft Engineering and company co-founder, has unreimbursed expenses of approximately $1380 in 2016, and $1930 in 2017. There is no maturity or interest on the unreimbursed expenses. Mr. Chung and Mr. League expect to be reimbursed for expenses and any loans to be repaid upon raising of the seed round of funding.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	10,000,000	5,000,000	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	1,000,000

Risks

Purchasers will not have an ownership claim to the Company or to any of its assets or revenues for an indefinite amount of time, and depending on when and how the Securities are converted, the Purchasers may never become equity holders of the Company. Purchasers will not become equity holders of the Company unless the Company receives a future round of financing great enough to trigger a conversion and the Company elects to convert the Securities. Purchasers will have no say in whether their securities are converted in any Equity Financing. In certain instances, such as a sale of the Company, an IPO or a dissolution or bankruptcy, the Purchasers may only have a right to receive cash, to the extent available, rather than equity in the Company.

There is no public market for the shares being offered, and no market is expected to develop for the shares in the future. The shares are not being registered under the securities laws of any appropriate jurisdiction, but in reliance on exemptions from such registration requirements. The shares may not be resold or otherwise transferred unless the shares are later registered under the securities laws of any appropriate jurisdiction, or unless an exemption from such registration requirements is available. Accordingly, an investor may be unable to liquidate an investment in the shares and should be prepared to bear the economic risk of an investment in the shares for an indefinite period. In addition, an investor should be able to withstand the total loss of his/her/its investment.

We are not aware of any patent infringement, but someone may accuse us of patent infringement in the future. If that happens, we: (a) will have to pay to defend ourselves; (b) may have to pay for a license; (c) may need to pay for a settlement; or (d) may need to redesign our system, thus increasing our costs.

We have an agreement with a corporate partner who will provide the launch of our satellite when their own satellite launches in mid-2019, and they will also partially subsidize our launch costs. However, the agreement is non-binding and the offer might be withdrawn. If this happens, or if our satellite is not ready when their satellite launches, we will need to raise an additional Five Hundred Thousand Dollars ($500,000) or more, and find an alternate launch provider. This may delay the start of our service, increase our costs, and we will need to raise even more funding, which may not happen.

It is our plan to launch additional space telescope satellites for use by both astronomical and Earth observation customers. However, it is possible that the astronomical market may not be as large as we project. It is also possible that the Earth observation market may be more competitive than we expect, or that our Earth observation technology may be deficient, such as having low resolution, incorrect spectral bands, or long revisit times. If our space telescope business line's revenue does not grow, we may not be able to finance and implement our asteroid mining and space manufacturing businesses, which would limit our long term business prospects.

We plan to use the funds raised in this Wefunder campaign "seed" round to complete an engineering model of our space telescope satellite. We will need to raise $2 million dollars or more, in addition to the amount raised in this Wefunder campaign "seed" round, to complete the design, manufacture and test our flight model, and then launch our first space telescope satellite. We plan to raise the additional $2 million by showing considerable progress in designing our satellite and demonstrating market interest in use of the satellite. However, we may not make enough progress to convince a venture capital firm to provide "Series A" funding. If this happens, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

Our application for a patent on our ion engine accelerator may be rejected by the U.S. Patent Office, or the technology may not work, or the advantages of the technology may not be as powerful as we expect, so our ion engine technology may not be as valuable as we project.

We have a plan to obtain enough revenue to reach break-even within a year after we launch our satellite and it is operational. However, it is possible that there will be a rocket launch failure, and our satellite will be destroyed, which means there will be no revenue. We plan to mitigate this risk by purchasing launch insurance, which should allow us to build and launch a replacement satellite. It is also possible that our satellite will make it into orbit, but then may not function correctly. We plan to mitigate this risk through extensive testing of our satellite, and having employees or consultants experienced in the manufacturing of satellites review our satellite design, testing, and manufacturing procedures. However, if we do not have sufficient funds remaining, or cannot raise additional funds to build and launch a replacement satellite, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

It is also possible that our revenues will be lower than we project, or our costs may be higher than we project, and we may not reach profitability before running out of money. We plan to mitigate the risk of inadequate revenue projections by having customer agreements prior to the raising of "Series A" funds. We plan to mitigate the risk of inadequate cost projections by having consultants experienced in company operations review our business plan. Despite these efforts, if we run out of money and cannot raise more funds, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

The shares are speculative investments which involve a substantial risk of loss.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

<u>Restrictions on Transfer</u>

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;

- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

SpaceFab.US, Inc.

- Delaware Corporation
- Organized January 2016
- 2 employees

30542 Via Estoril
Laguna Niguel CA 92677

http://www.spacefab.us

Business Description

Refer to the SpaceFab profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

SpaceFab is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT

You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



Randy Chung

CEO at SpaceFab.US

SpaceFab.US • University of California, Berkeley

Orange County, California Area • 126

Send InMail

Experience

Founder, CEO
SpaceFab.US
Jan 2016 – Present • 1 yr 8 mos
Orange County, California

CTO
EdgeStream
2000 – Dec 2015 • 15 yrs

Manager, Image Processing
Conexant
1994 – 1999 • 5 yrs

Sr. Principal Engineer / Fellow
Western Digital
1980 – 1993 • 13 yrs

Member of Technical Staff
Hughes Aircraft Company
1973 – 1980 • 7 yrs

Space and Communications Division: Product Engineering of Marisat satellite.
Radar Systems Group: Design Engineering of ECL integrated circuits for radar signal processors.

Education

University of California, Berkeley
BS, Electrical Engineering and Computer Science
1969 – 1973

Featured Skills & Endorsements

Embedded Systems · 7 — Endorsed by **2 of Randy's colleagues at EdgeStream**

Image Processing · 6 — **Josh Pine and 5 connections** have given endorsements for this skill

IC · 6 — **Phong Tran and 5 connections** have given endorsements for this skill

View 12 more

Recommendations

Received (2) Given (7)

Justin Biegel
VP, Global Sales at Kentik (We are hiring!)
November 12, 2007, Randy was a client of Justin's

Randy has, and always will be an excellent customer. He is sharp, straight forward, honest, and hard working, and I wish him the best of luck in developing his technology and IPTV software platform. Randy can you tell you himself, I called Randy every month for over a year, and he finally became a customer, and ever since then, it has only been a pleasure working with him. I very much look forward to expanding our relationship, and continuing to explore the opportunities for us to work together.

Abram Hanna
Quality Assurance and Project Manager Professional
September 7, 2007, Abram reported directly to Randy

Randy is a rare manager who strives like no other I've seen for perfection. He is meticulous in providing the customer with the highest quality product possible. His ethics in dealing with both the customers and his employees alike makes everyone proud to be associated with him. It's been a great pleasure working for Randy.

Interests

Set-top Box & IDTV, Mediacenter D...
18,578 members

Western Digital Alumni
2,113 members

Digital TV Professionals
31,967 members

AgriGenomics and Plant Breeding
10,815 members

University of California, Berkeley
500,913 followers

University of California, Berkeley
533,934 followers

See all

SpaceFab.US Is Sending a PlaneWave Telescope Into Space



SpaceFab.US is launching the **Waypoint Space Telescope Satellite** in 2019. It will be the world's first commercial space telescope for Astronomy and Earth observation, and will be the basis for a large constellation of space telescopes. Observations can be specified on a minute-by-minute basis by private, public, governmental, and educational users located around the world.

Telescope Payload Features *(subject to change)*

- Corrected Dall-Kirkham telescope, Planewave Instruments design
- 1750 mm focal length, 21 cm diameter primary mirror, deployable secondary mirror
- 48 Megapixel imager for visible and near-IR, 0.54 arcsec per pixel FOV, 1 meter GSD (ground sample distance) for Earth observation in super-resolution mode
- 8 Megapixel image intensified EMCCD imager for UV and visible, 200 nm to 700 nm, 0.65 arcsec per pixel FOV, 1.5 meter GSD for Earth observation
- 150 band hyperspectral imager, 470 nm to 900 nm, 2048 pixel image width, 0.65 arcsec per pixel FOV, 3 meter GSD for Earth observation

www.spacefab.us



SpaceFab.US Waypoint Space Telescope

Spacecraft Bus Features *(subject to change)*

- 12U cubesat
- Optical data downlink
- Redundant GPS and radio
- Quad-core processor with hardware accelerators, 1 TByte SSD flash memory
- Dual star trackers and multiple Sun/Earth trackers
- Redundant momentum wheel sets with high accuracy and high speed modes
- Radiative cold plate for imager cooling

Questions? Comments?
We'd like to hear from you!
Please email us at
info@spacefab.us

SPACEFAB.US

Space Telescopes
Asteroid Mining
Exponential Space Manufacturing

SpaceFab.US, Inc.
P.O. Box 7498
Laguna Niguel, CA 92607

phone: (949) 464-5793
email: info@spacefab.us
www.spacefab.us

8/17/2017